Exhibit 16.1

August 4, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Accredited Home Lenders Holding Co.’s Form 8-K/A dated June 14, 2005, and have the following comments:

1. We agree with the statements made in the second sentence of the first paragraph, and the second, third, fourth and fifth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the first and third sentences of the first paragraph, and the sixth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

San Diego, California